DIRECTION TECHNOLOGIES INC.
                          BALANCE SHEET
                       at January 15, 1999
                           (unaudited)


                             ASSETS

                              <C            <
                              >             C
                                            >

  Current Assets
    Cash                           $  2,500
    Term deposit                        ---
    Accounts receivable                 ---
    Prepaid expenses
                                        ---     $  2,500
  Capital Assets - net

  Technology rights
  -    Electric Power                50,000
     Vehicle                        500,000            $
  -    Qiblah locators                           550,000
                                                       $
                                                 552,500


                           LIABILITIES

                                <           <
                                C           C
                                >           >
  Current Liabilities
    Accounts payable                     $
                                    51,562
  Management fees payable              ---
  Shareholder loans                            $  51,562
                                       ---

  Long-term Liabilities                               --
                                                       -
                                               $  51,562


                      SHAREHOLDERS' EQUITY


                              <            <
                              C            C
                              >            >

  Share Capital                                        $
  (60,000,000 Authorized)                        505,000
  (10,000,000 Issued)

  Subscriptions Receivable                    ---

  Deficit
                                                 (4,062)

                                                 500,938

                                                       $
                                                 552,500


                   DIRECTION TECHNOLOGIES INC.

                     NOTES TO BALANCE SHEET


NATURE OF OPERATIONS

The Company was originally incorporated on April 30, 1998 in the State of Nevada under the name Fuji International Inc. On
December  28,  1998  the Company changed its  name  to  Direction
Technologies Inc.

The Company is engaged in the field of technology research and development, and expects to manufacture and market the technologies they acquire. The continued operations of the Company are dependent upon the ability of the Company to obtain necessary financing, and future profitable production from the technology.

TECHNOLOGY

1. On January 9, 1999 the Company entered into a License Agreement with E.T.C. Industries Ltd. (the "Licensor") of Vancouver, B.C. Canada whereby the Licensor grants to the Company the exclusive rights to manufacture and market world-wide a multi-passenger, short haul, commercial vehicle suitable for hotel, resort and high traffic markets. Consideration to the Licensor is:

     1.   $50,000 USD

     2.    Royalties of 2% of the Gross Sales Price. Term of  the
       Agreement is for five (5) years commencing from the date of approval of the regulatory authorities and other matters as detailed in the agreement.

2. On January 12, 1999 the Company entered into a purchase agreement with QIBLAH INTERNATIONAL INC., to purchase the exclusive rights to all patents, patents pending, trademarks,
  copyrights,  title,  engineering  designs,  concepts,   models,
  prototypes, parts, manufacturing machines and tools, know how and
  show   how   associated   with   the   research,   development,
  manufacturing, distributing, and retail business of the QIBLAH locator products of the Vendor. Consideration to the vendor is 5,000,000 common shares of the Company.

SHARE CAPITAL
The authorized share capital of the Company is 60,000,000 shares at $0.001 value of which:

          10,000,000 preferred
          50,000,000 common

The Company has issued common shares of its capital stock as follows:

               Number of      Deemed Price        Amount
               Shares         per Share            $
               Common
For cash       5,000,000      $0.001                5,000
For technology 5,000,000      $0.10               500,000
               10,000,000                         505,000